Exhibit 99.1
Ashley Still Joins DoorDash Board of Directors
July 13, 2023
SAN FRANCISCO – (BUSINESS WIRE) – DoorDash, Inc. (NYSE: DASH) announced today that Ashley Still has been appointed to the company's board of directors, effective July 10, 2023.
Tony Xu, Co-Founder and CEO of DoorDash, Inc., said, “Ashley has an exceptional track record of leading and scaling businesses of all sizes while tackling complex operational challenges. She has the vision to anticipate solutions that customers need and the skillful strategy and execution to bring that vision to life. Throughout her long and multifaceted career at Adobe, she's led by example, getting the job done by focusing on the inputs and the lowest level of detail. She’s a world-class operator who is cut from the same cloth as our team at DoorDash, and I’m certain that she will be an excellent addition to our board.”
“I’m thrilled to join DoorDash’s Board of Directors to share my expertise as the company continues to expand across geographies, categories, and products,” said Still. “At DoorDash, their industry-leading innovation is in service of a mission to grow and empower local economies, and I’m honored to help this world-class team of operators to continue to make that vision a reality.”
Still is Senior Vice President & General Manager of Adobe Creative Cloud, where she is responsible for Product Management, Engineering, Product Marketing and Community. Creative Cloud includes iconic brands such as Photoshop, Premiere Pro, Lightroom and Illustrator. She has held numerous leadership roles at Adobe, including SVP Global Product & Campaign Marketing and Strategic Partnerships for Digital Media and SVP & GM for Document Cloud. Prior to Document Cloud, Still led the successful transformation of Adobe's Creative Cloud Enterprise business to cloud-based subscription. Still was the first executive sponsor of the Adobe & Women employee network and created mentorship and sponsorship programs for diverse leadership advancement. She holds a BA in Economics and International Studies from Yale University and an MBA from Stanford Graduate School of Business.
About DoorDash
DoorDash (NYSE: DASH) is a technology company that connects consumers with their favorite local businesses in more than 25 countries across the globe. Founded in 2013, DoorDash builds products and services to help businesses innovate, grow, and reach more customers. DoorDash is building infrastructure for local commerce, enabling merchants to thrive in the convenience economy, giving consumers access to more of their communities, and providing work that empowers. With DoorDash, there is a neighborhood of good in every order.
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